Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made by and between Akamai Technologies, Inc. (the “Company”), and David Kenny (the “Executive”) (collectively, the “Parties”).

In consideration of the promises and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, and provided this Agreement is signed no later than October 24, 2011, the Parties agree as follows:

1.	Resignation as President and Director – On October 24, 2011, the Executive will resign in writing from his positions as President and Director of the Company, with his resignation as President to be effective on such date and his resignation as Director to be effective upon the acceptance of such resignation by the Company’s Board of Directors.

2.	Transition Period – The period from October 24, 2011 until December 31, 2011, (the “Separation Date”) shall be a “Transition Period,” during which the Executive will (a) serve as Senior Advisor, reporting to the Chief Executive Officer (the “CEO”), and (b) continue to receive his current base salary, vest in his equity, and participate in the Company’s health and dental insurance plans, provided in each case that he abides by the terms of this Agreement. The Executive agrees that, in his role as Senior Advisor, he will perform to the best of his ability those tasks and responsibilities designated from time to time by the CEO, and that during the Transition Period he will provide all reasonable cooperation to the Company, including but not limited to, assisting the Company in transitioning the job duties he performed while at the Company, and performing any other tasks as reasonably requested by the Company. The Executive’s employment with the Company shall end on the Separation Date.

3.	Separation Arrangement – The Company will permit the Executive to remain eligible to participate in the Company Executive Bonus Program for 2011 (the “Program”) and will pay to him the bonus he would have received pursuant to the Program (at the percentage payout against target expected to be paid to the other executives of the Company) had he remained employed by the Company on the date any such bonus was distributed, provided that he signs and returns on his Separation Date the Additional Release of Claims attached hereto as Attachment A (the “Additional Release”) and does not revoke such Additional Release. Any such bonus shall be paid to the Executive in accordance with the terms of the Program (anticipated to be on or before March 15, 2012), and shall be paid to the Executive by check sent to his last known address on file.

4.	Messaging – No later than October 24, 2011, the Executive will provide the Company with a mutually agreed upon statement regarding the Company that the Company may include in its press release announcing his resignation. By such date, the Company will similarly provide the Executive with a mutually agreed upon statement about his employment with and separation from the Company that will be included in the press release.

5.	References – The Executive agrees to direct all reference requests to the attention of the CEO. If asked, the CEO shall respond to any such request by providing the inquiring party with a reference consistent with the key messages mutually agreed to by the Parties.

6.	Non-Disparagement – The Executive agrees not to make any false, disparaging or derogatory statements to any person (including any media outlet, industry group, investor, securities professional, employer, financial institution or current or former employee, consultant, client or customer of the Company) regarding the Company or any of its directors, officers, employees, agents or representatives or the Company’s operations, business affairs or financial condition. For the avoidance of doubt, this means that the Executive shall not denigrate the Company, verbally or in writing, about its leadership, market position, current and future prospects, financial situation, products, services, or in any other regard. The Company will, in turn, instruct its Directors and executive officers to refrain from making any false, disparaging or derogatory statements about the Executive.

7.	Confidentiality – To the extent permitted by law, the Parties agree that both during the Transition Period and thereafter the terms and contents of any negotiations and discussions resulting in this Agreement and the Additional Release (the “Discussions”), shall be maintained as confidential and shall not be disclosed to any third party; provided, however, that the Parties may disclose the Discussions as may be necessary and appropriate (a) to their respective attorneys, tax advisors, insurers, financial advisors, and accountants, provided that each Party must, prior to disclosure, inform any such parties of, and obtain their agreement to be bound by, this confidentiality provision; and (b) to the extent required by law.

8.	Continuing Obligations – The Executive acknowledges and reaffirms his obligation to keep confidential and not to disclose any and all non-public information concerning the Company that he acquired during the course of his employment with, and service on the Board of Directors of, the Company, including, but not limited to, any non-public information concerning the Company’s business, business prospects and financial condition.

9.	Cooperation – To the extent permitted by law, the Executive agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company whether before a state or federal court, any state or federal government agency or regulator, or a mediator or arbitrator. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times designated by the Company. The Executive agrees that he will notify the Company promptly in the event that he is served with a subpoena or in the event that he is asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.

10.	Release – The Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that he ever had or now has against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to his employment with and/or separation from the Company, including, but not limited to, all claims arising under any applicable statute or regulation and all common law claims including a claim for breach of contract (which shall include, without limitation, all claims arising out of or related to the Executive’s July 22, 2010 Offer Letter and Change of Control and Severance Agreement).

11.	Company Release – The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Executive from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that the Company ever has had or now has against the Executive, including, but not limited to, any and all claims arising out of or relating to his employment with and/or separation from the Company, provided however that nothing in this paragraph or Agreement shall release Executive from any claims that the Company ever has had or now has against the Executive for breach of his obligations under the Non-Competition, Non-Solicitation, Proprietary and Confidential Information and Development Agreement.

12.	Nature of Agreement – The Executive and the Company understand and agree that this Agreement, together with the Additional Release, is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or the Executive.

13.	Tax Provision – In connection with the separation arrangement provided to the Executive pursuant to this Agreement and the Additional Release, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and the Executive shall be responsible for all applicable taxes with respect to such arrangement under applicable law. The Executive acknowledges that he is not relying upon advice or representation of the Company with respect to the tax treatment of any of the money or benefits set forth in this Agreement.

14.	Acknowledgments – The Executive acknowledges that he has been given a reasonable amount of time to consider this Agreement and at least twenty-one (21) days to consider the Additional Release ,that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement and the Additional Release and that he has had the opportunity to consult with an attorney if he chose to do so The Executive understands that he may revoke the Additional Release for a period of seven (7) days after he signs the Additional Release, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day period. The Executive understands and agrees that by entering into the Additional Release he is waiving any and all rights or claims he may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled

15.	Voluntary Assent – The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement or the Additional Release, and that he fully understands the meaning and intent of this Agreement and the Additional Release. The Executive further states and represents that he has carefully read this Agreement and the Additional Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

16.	Amendment – This Agreement and the Additional Release shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto. This Agreement and the Additional Release are binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.

17.	Waiver of Rights – No delay or omission by the Company in exercising any right under this Agreement or the Additional Release shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

18.	Validity – Should any provision of this Agreement or the Additional Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement or the Additional Release.

19.	Applicable Law – This Agreement and the Additional Release shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement and the Additional Release, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the Additional Release or the subject matter thereof.

20.	Entire Agreement – This Agreement and the Additional Release contain and constitute the entire understanding and agreement between the Parties hereto with respect to the Executive’s separation from the Company and his settlement of claims against the Company. In addition, the Executive and the Company remain parties to the July 22, 2010 Offer Letter (the “Offer Letter”), the July 22, 2010 Change of Control and Severance Agreement (the “COC Agreement”) and the Non-Competition, Non-Solicitation, Proprietary and Confidential Information and Development Agreement (collectively, the “Employment Agreements”), that the Employment Agreements are in full force and effect and in the event of any conflict between the terms of this Agreement and the terms of the Employment Agreements, the terms of this Agreement shall prevail and supersede those set forth in the Employment Agreements. Furthermore, and for the avoidance of doubt, following his separation from employment, the Executive will be entitled to receive only the compensation and benefits set forth in this Agreement, and shall not be eligible to receive the compensation and benefits set forth in paragraphs 3 and 4 of the COC Agreement and the section of the Offer Letter entitled “Severance/Change in Control.”

21.	Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have freely and voluntarily entered into this Agreement effective as of the date set forth below.

AKAMAI TECHNOLOGIES, INC.

By:	/s/ Paul Sagan	Date: 10/24/2011
Name: Paul Sagan
Title: CEO

DAVID KENNY

/s/ David Kenny		Date: 10/24/2011

ATTACHMENT A

ADDITIONAL RELEASE OF CLAIMS

1.	Release – In consideration of the separation arrangement, money and benefits set forth in th Separation and Release Agreement executed by the undersigned and Akamai Technologies, Inc. as of October 24, 2011 (the “Agreement”), the receipt and sufficiency of which are hereby acknowledged, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Released Parties from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that he ever had or now has against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to the Executive’s employment with and/or separation from the Company, including, but not limited to, all claims arising under any applicable statute or regulation, including, without limitation, all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended, and all common law claims. Nothing in this Additional Release prevents the Executive from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that the Executive acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding).

2.	Company Release – The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Executive from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature the Company ever has had or now has against the Executive, including, but not limited to, any and all claims arising out of or relating to his employment with and/or separation from the Company, provided however that nothing in this paragraph or Agreement shall release Executive from any claims that the Company ever has had or now has against the Executive for breach of his obligations under the Non-Competition, Non-Solicitation, Proprietary and Confidential Information and Development Agreement.

3.	Business Expenses and Compensation – The Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. The Executive further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company and that no other compensation is owed to him except as provided in the Agreement.

4.	Return of Company Property – The Executive confirms that he has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification and any other Company-owned property in his possession or control and has left intact all electronic Company documents, including but not limited to those that he developed or helped to develop during his employment. The Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

5.	Acknowledgments – The Executive acknowledges that he has been given at least twenty-one (21) days to consider this Additional Release, and that the Company advised him to consult with an attorney of his own choosing prior to signing this Additional Release. The Executive understands that he may revoke this Additional Release for a period of seven (7) days after he signs it by notifying the CEO in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period. The Executive understands and agrees that by entering into this Additional Release, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that he has received consideration beyond that to which he was previously entitled. Capitalized terms used but not defined in this Additional Release shall have the meaning given to them in the Agreement.

AKAMAI TECHNOLOGIES, INC.

By:	Date:
Name:
Title:

DAVID KENNY

Date:

To be signed and returned on, but not before, the Separation Date.